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[LETTERHEAD]

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE RELATED RIGHTS TO PURCHASE PREFERRED STOCK)

                                       OF

                             ENDOSONICS CORPORATION
                                       BY

                            JOMED ACQUISITION CORP.,
                          A WHOLLY OWNED SUBSIDIARY OF

                                   JOMED N.V.

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:01 A.M., NEW YORK CITY TIME,
         ON TUESDAY, SEPTEMBER 19, 2000, UNLESS THE OFFER IS EXTENDED.

                                                                 August 21, 2000

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

     JOMED Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of JOMED N.V., a corporation organized under the laws of The Netherlands ("JOMED"), has made an offer to purchase all outstanding shares of common stock, par value $.001 per share, including the related rights to purchase preferred stock (collectively, the "Shares"), of EndoSonics Corporation, a Delaware corporation (the "Company"), at a purchase price of $11.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated August 21, 2000 (the "Offer to Purchase") and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith.

     Holders of Shares whose certificates for such Shares (the "Share Certificates") are not immediately available, who cannot complete the procedures for book-entry transfer on a timely basis, or who cannot deliver all other required documents to ChaseMellon Shareholder Services, L.L.C. (the "Depositary") prior to the Expiration Date (as defined in the Offer to Purchase) must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

     The Offer is conditioned upon, among other things, (1) there being validly tendered and not properly withdrawn prior to the expiration of the Offer a number of Shares that, together with the Shares then owned by JOMED and/or Purchaser, represents at least a majority of the Shares outstanding on a fully diluted basis, (2) any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder having expired or been terminated, and all consents and approvals from Governmental Authorities pursuant to national antitrust or competition laws, which are required to complete the transaction, having been obtained and (3) the satisfaction of certain other conditions including, but not limited to, the closing price of the JOMED Ordinary Shares on the SWX Swiss Exchange not being less than (i) 42 Swiss Francs or (ii) one-half of the closing price of the JOMED Ordinary Shares on the SWX Swiss Exchange on the first trading day following the announcement of the Offer and the Merger (the closing price of the JOMED
Ordinary Shares on August 7, 2000, the first trading day after the announcement of the Offer and the Merger, was 90 Swiss Francs per share) on either of (i) the date of the execution of the purchase agreement for the JOMED Equity Offering (the "Purchase Agreement") or (ii) on the first trading day
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immediately prior to the closing date of the Purchase Agreement, as such date is defined in the Purchase Agreement. See Sections 11 and 15.

     Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

          1.  Offer to Purchase dated August 21, 2000;

          2. Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients (manually signed facsimile copies of the Letter of Transmittal may be used to tender Shares);

          3. Notice of Guaranteed Delivery to be used to accept the Offer if Share Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to the Depositary, or if the procedures for book-entry transfer cannot be completed on a timely basis;

          4. A printed form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

          5. The letter to stockholders of the Company from Reinhard J. Warnking, Chairman and Chief Executive Officer of the Company, accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company, which includes the recommendation of the Board of Directors of the Company (the "Board of Directors") that stockholders accept the Offer and tender their Shares to the Purchaser pursuant to the Offer; and

          6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

     The Company's Board of Directors, at a special meeting held on August 5, 2000, unanimously (1) determined that the Merger Agreement (as defined below) and the transactions contemplated thereby, including the Offer and the Merger (as defined below), are fair to and in the best interests of the Company's stockholders; (2) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger; and (3) recommended that the Company's stockholders accept the Offer and tender their Shares thereunder.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of August 5, 2000 (the "Merger Agreement"), among JOMED, the Purchaser and the Company. The Merger Agreement provides for, among other things, the making of the Offer by the Purchaser, and further provides that the Purchaser will be merged with and into the Company (the "Merger") as soon as practicable following the satisfaction or waiver of each of the conditions to the Merger set forth in the Merger Agreement. Following the Merger, the Company will continue as the surviving corporation, wholly owned by JOMED, and the separate corporate existence of the Purchaser will cease.

     In order to take advantage of the Offer, (i) a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and other required documents should be sent to the Depositary and (ii) Share Certificates representing the tendered Shares should be delivered to the Depositary, or such Shares should be tendered by book-entry transfer into the Depositary's account maintained at the Book-Entry Transfer Facility (as described in the Offer to Purchase), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

     If holders of Shares wish to tender, but it is impracticable for them to forward their Share Certificates or other required documents prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

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     The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse you for customary mailing and handling costs incurred by you in forwarding the enclosed materials to your customers.

     The Purchaser will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:01 A.M., NEW YORK CITY TIME, ON TUESDAY, SEPTEMBER 19, 2000, UNLESS THE OFFER IS EXTENDED.

     Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent at the address and telephone number set forth on the back cover of the Offer to Purchase.

                                        Very truly yours,

                                        /s/ Credit Suisse First Boston
                                        CREDIT SUISSE FIRST BOSTON CORPORATION

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF JOMED, THE PURCHASER, THE COMPANY, THE INFORMATION AGENT, THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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